Exhibit 3

Avricore Health Inc.

Condensed Interim Consolidated Financial Statements

(Unaudited)

For the three and nine months ended September 30, 2025 and 2024

(Expressed in Canadian Dollars)

Notice to Reader

Management has prepared the unaudited condensed interim consolidated financial statements for Avricore Health Inc. (the “Company”) in accordance with National Instrument 51-102 released by the Canadian Securities Administration. The Company discloses that its auditors have not reviewed the unaudited condensed interim consolidated financial statements for the period ended September 30, 2025 and 2024

Avricore Health Inc.

Condensed Interim Consolidated Statements of Financial Position

(Expressed in Canadian Dollars)

	Note	Unaudited September 30, 2025	Audited December 31, 2024
		$	$
ASSETS
Current Assets
Cash and cash equivalents		531,752	1,132,392
Term deposit		10,000	10,000
Accounts receivable	4	20,749	419,587
Prepaid expenses and deposits	5	76,638	20,470
Inventory		4,031	507
		643,170	1,582,956
Equipment	6	615,202	656,441
Intangible assets	7	70,918	59,147
Total Assets		1,329,290	2,298,544

LIABILITIES
Current Liabilities
Accounts payable and accrued liabilities	8	35,885	330,817
		35,885	330,817

SHAREHOLDERS’ EQUITY
Share capital	10	27,304,793	27,304,793
Reserves	10	7,309,238	7,067,518
Accumulated other comprehensive loss		(431)	(47)
Deficit		(33,320,195)	(32,404,537)
		1,293,405	1,967,727
Total Liabilities and Shareholders’ Equity		1,329,290	2,298,544

Nature of operations and going concern (Note 1)

Subsequent events (Note 18)

Approved and authorized for issuance on behalf of the Board of Directors December 1, 2025.

“Rodger Seccombe”	“David Hall”
Rodger Seccombe, Director	David Hall, Chairman

The accompanying notes are an integral part of these condensed interim consolidated financial statements

1

Avricore Health Inc.

Condensed Interim Consolidated Statements of Operations and Comprehensive Income (Loss)

For the three and nine months ended September 30, 2025 and 2024

(Unaudited - Expressed in Canadian Dollars)

		Three months ended September 30		Nine months ended September 30
	Note	2025	2024	2025	2024
		$	$	$	$
Revenue	14 & 17	37,680	1,195,122	500,433	3,364,635
Cost of sales		(90,280)	(760,331)	(254,831)	(2,074,278)
Gross (loss) profit		(52,600)	434,791	245,602	1,290,357

Expenses
Advertising and promotion		-	-	-	-
Amortization	6	1,336	729	3,629	2,188
Consulting	12	79,000	84,000	251,640	192,000
General and administrative	11	118,547	78,519	350,294	314,923
Management fees	12	27,000	54,000	126,000	162,000
Shareholder communications		9,354	19,436	34,275	56,328
Professional fees	12	42,251	35,013	169,516	158,219
Share-based compensation	10 &12	51,506	338,089	241,720	367,151
		(328,994)	(609,786)	(1,177,074)	(1,252,809)

Income (Loss) before other income (expense)		(381,594)	(174,995)	(931,472)	37,548
Other income (expense)
Foreign exchange (loss) gain		(1,042)	(4,029)	888	(4,206)
Interest income		3,348	9	8,025	202
Bad debt recovered		-	-	6,901	-
Gain on settlement of debt	9	-	-	-	10,000
Income (loss) for the period		(379,288)	(179,015)	(915,658)	43,544

Other comprehensive income (loss):
Foreign currency translation		238	(50)	(384)	(50)
Comprehensive (loss) income for the period		(379,050)	(179,065)	(916,042)	43,494
Basic and diluted loss per share		(0.00)	0.00	(0.01)	0.00
Weighted Average Number of Common
Shares Outstanding:
Basic		101,289,664	100,397,797	101,289,664	100,004,664
Diluted		101,289,664	100,397,979	101,289,664	104,689,664

Segmented information (Note 14)

The accompanying notes are an integral part of these condensed interim consolidated financial statements

2

Avricore Health Inc.

Condensed Interim Consolidated Statements of Changes in Shareholder’s Equity

For the three and nine months ended September 30, 2025 and 2024

(Unaudited - Expressed in Canadian Dollars)

	Number of Shares	Share Capital	Warrant Reserve	Option Reserve	Accumulated Other Comprehensive Loss	Deficit	Total
		$	$	$	$	$	$
Balance, December 31, 2023	99,644,664	27,186,114	901,229	5,657,204	-	(31,735,560)	2,008,987
Exercise of options	1,295,000	96,440	-	(27,340)	-	-	69,100
Share-based compensation	-	-	-	367,151	-	-	367,151
Other comprehensive loss	-	-	-	-	(50)	-	(50)
Net income for the period	-	-	-	-	-	43,544	43,544
Balance, September 30, 2024	100,939,664	27,282,554	901,229	5,997,015	(50)	(31,692,016)	2,488,732

Balance, December 31, 2024	101,289,664	27,304,793	901,229	6,166,289	(47)	(32,404,537)	1,967,727
Share-based compensation	-	-	-	241,720	-	-	241,720
Other comprehensive loss	-	-	-	-	(384)	-	(384)
Net loss for the period	-	-	-	-	-	(915,658)	(915,658)
Balance, September 30, 2025	101,289,664	27,304,793	901,229	6,408,009	(431)	(33,320,195)	1,293,405

The accompanying notes are an integral part of these condensed interim consolidated financial statements

3

Avricore Health Inc.

Condensed Interim Consolidated Statements of Cash Flows

For the nine months ended September 30, 2025 and 2024

(Unaudited - Expressed in Canadian Dollars)

	2025	2024
	$	$
Operating Activities
Net Income (loss)	(915,658)	43,544

Adjustment for non-cash items:
Amortization	136,271	336,955
Share-based compensation	241,720	367,151
Gain on settlement of debt	-	(10,000)

Change in working capital items:
Accounts receivable	398,838	(149,477)
Inventory	(3,524)	20,676
Prepaid expenses and deposits	(56,168)	2,867
Accounts payable and accrued liabilities	(294,932)	46,153

Net cash provided by (used in) operating activities	(493,453)	657,869
Investing Activities
Intangible assets	(22,316)	(17,225)
Purchase of equipment	(84,342)	(175,750)

Net cash used in investing activities	(106,658)	(192,975)
Financing Activities
Proceeds from exercise of stock options	-	69,100
Loan repayments	-	(30,000)

Net cash provided by financing activities	-	39,100
Increase in cash and cash equivalents	(600,111)	503,994
Effects of foreign exchange translation on cash and cash equivalents	(529)	(50)
Cash and cash equivalents, beginning of period	1,132,392	276,571
Cash and cash equivalents, end of period	531,752	780,515

Supplemental cash flow information (Note 15)

The accompanying notes are an integral part of these condensed interim consolidated financial statements

4

Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2025 and 2024

(Unaudited - Expressed in Canadian Dollars)

1. NATURE OF OPERATIONS AND GOING CONCERN

Avricore Health Inc. (the “Company”) was incorporated under the Company Act of British Columbia on May 30, 2000. The Company’s common shares trade on the TSX Venture Exchange (the “Exchange”) under the symbol “AVCR” and are quoted on the OTCQB Market as “AVCRF”. The Company’s registered office is at 700 – 1199 West Hastings Street, Vancouver, British Columbia, V6E 3T5.

The Company is involved in the business of health data and point-of-care technologies (“POCT”).

The condensed interim consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assumes that the Company will continue in operations for the foreseeable future and be able to realize assets and satisfy liabilities in the normal course of business. The availability of sufficient cash flows to fund the Company’s operations are dependent on revenues and other financing sources which are subject to uncertainty. These circumstances comprise a material uncertainty which may cast significant doubt on the Company’s ability to continue as a going concern. The Company has historically experienced operating losses and negative operating cash flows. As at September 30, 2025, the Company has an accumulated deficit of $33,320,165 and a working capital of $607,285.

The continuation of the Company as a going concern is dependent upon its ability to generate revenue from its operations and/or raise additional financing to cover ongoing cash requirements. The condensed interim consolidated financial statements do not reflect any adjustments, which could be material, to the carrying values of assets and liabilities, which may be required should the Company be unable to continue as a going concern.

2. BASIS OF PRESENTATION

a) Statement of compliance

The condensed interim consolidated financial statements for the period ended September 30, 2025 have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”), IAS 34 Interim Financial Reporting. The condensed interim consolidated financial statements do not include all the information and disclosures required in the annual financial statements, and should be read in conjunction with the Company’s annual consolidated financial statements as at and for the year ended December 31, 2024. The accounting policies followed in these interim financial statements are consistent with those applied in the Company’s most recent annual financial statements for the year ended December 31, 2024.

b) Basis of preparation

The condensed interim consolidated financial statements of the Company have been prepared on an accrual basis and are based on historical costs, modified where applicable. The significant accounting policies are presented in Note 3 of the annual consolidated financial statements for the year ended December 31, 2024 and have been consistently applied in each of the periods presented. The condensed interim consolidated financial statements are presented in Canadian dollars, which is also the Company’s and its subsidiary’s functional currency, unless otherwise indicated. The functional currency of HealthTab Ltd. is the UK pound sterling.

5

Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2025 and 2024

(Unaudited - Expressed in Canadian Dollars)

2. BASIS OF PRESENTATION (continued)

b) Basis of preparation (continued)

The preparation of condensed interim consolidated financial statements in accordance with IFRS requires the Company’s management to make estimates, judgments and assumptions that affect amounts reported in the consolidated financial statements and accompanying notes. The areas involving a higher degree of judgment and complexity, or areas where assumptions and estimates are significant to the condensed interim consolidated financial statements are disclosed below. Actual results might differ from these estimates. The Company’s management reviews these estimates and underlying judgments on an ongoing basis, based on experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Revisions to estimates are adjusted for prospectively in the year in which the estimates are revised.

c) Basis of consolidation

The condensed interim consolidated financial statements include the assets, liabilities and results of operations of all entities controlled by the Company. Inter-company balances and transactions, including unrealized income and expenses arising from inter-company transactions, are eliminated in preparing the Company’s condensed interim consolidated financial statements. Where control of an entity is obtained during a financial year, its results are included in the condensed interim consolidated statements of operations and comprehensive loss from the date on which control commences. Where control of an entity ceases during a financial year, its results are included for that part of the year during which control exists.

These condensed interim consolidated financial statements include the accounts of the Company and its controlled wholly owned Canadian subsidiary HealthTabTM Inc and HealthTab Inc.’s wholly owned United Kingdom subsidiary HealthTabTM Ltd.

3. SUMMARY OF MATERIAL ACCOUNTING POLICIES

Significant accounting estimates and judgments

Share-based payments

The Company grants share-based awards to certain directors, officers, employees, consultants and other eligible persons. For equity-settled awards, the fair value is charged to the statement of operations and comprehensive loss and credited to the reserves over the vesting period using the graded vesting method, after adjusting for the estimated number of awards that are expected to vest.

The fair value of equity-settled awards is determined at the date of the grant using the Black-Scholes option pricing model. For equity-settled awards to non-employees, the fair value is measured at each vesting date. The estimate of warrant and option valuation also requires determining the most appropriate inputs to the valuation model, including the volatility, expected life of warrants and options, risk free interest rate and dividend yield. Management must also make significant judgments or assessments as to how financial assets and liabilities are categorized.

Estimation of useful lives of equipment and software

Amortization of equipment and software is dependent upon estimates of their useful lives. The actual lives of the assets are assessed annually and may vary depending on a number of factors. In reassessing asset lives, factors such as technological innovation, product lifecycles, and maintenance are taken into account.

6

Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2025 and 2024

(Unaudited - Expressed in Canadian Dollars)

3. SUMMARY OF MATERIAL ACCOUNTING POLICIES (continued)

Significant accounting estimates and judgments (continued)

Judgements

Significant judgments used in applying accounting policies that have the most significant effect on the amounts recognized in the financial statements are as follows:

Revenue recognition

Revenue is recognized when the revenue recognition criteria expressed in the accounting policy stated above have been met. Judgment may be required when allocating revenue or discounts on sales amongst the various elements in a sale involving multiple deliverables.

Deferred income taxes

Tax interpretations, regulations and legislation in the various jurisdictions in which the Company operates are subject to change. The determination of income tax expense and deferred tax involves judgment and estimates as to the future taxable earnings, expected timing of reversals of deferred tax assets and liabilities, and interpretations of laws in the countries in which the Company operates. The Company is subject to assessments by tax authorities who may interpret the tax law differently. Changes in these estimates may materially affect the final amount of deferred taxes or the timing of tax payments. If a positive forecast of taxable income indicates the probable use of a deferred tax asset, especially when it can be utilized without a time limit, that deferred tax asset is usually recognized in full.

Going concern

Management has applied judgements in the assessment of the Company’s ability to continue as a going concern when preparing these financial statements. In assessing whether the going concern assumption is appropriate, management takes into account all available information about the future, which is at least, but is not limited to, twelve months from the end of the reporting period. The factors considered by management are disclosed in Note 1.

4. ACCOUNTS RECEIVABLE

The Company’s accounts receivable consists of the following:

	September 30, 2025	December 31, 2024
	$	$
Trade receivables	14,724	414,263
GST/PST receivable	6,025	5,324
	20,749	419,587

5. PREPAID EXPENSES AND DEPOSITS

The balance consists of prepaid expenses to vendors of $64,174 (December 31, 2024 - $7,408), prepaid business insurance of $464 (December 31, 2024 - $1,062) and security deposits of $12,000 (December 31, 2024 - $12,000).

7

Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2025 and 2024

(Unaudited - Expressed in Canadian Dollars)

6. EQUIPMENT

Equipment
$
Cost
Balance, December 31, 2023	2,320,275
Additions	181,094
Impairment	(772,174)
Assets written off	(162,686)
Balance, December 31, 2024	1,566,509
Additions	84,342
Currency Translation Reserve	145
Balance, September 30, 2025	1,650,996

Accumulated Amortization
Balance, December 31, 2023	602,280
Amortization	438,441
Assets written off	(130,653)
Balance, December 31, 2024	910,068
Amortization	125,726
Balance, September 30, 2025	1,035,794

Carrying value
As at December 31, 2024	656,441
As at September 30, 2025	615,202

Equipment is comprised primarily of system analyzers and system hardware leased to earn revenues. Amortization of equipment included in cost of sales was $43,468 and $122,097 during the three and nine months ended September 30, 2025 (2024 - $111,466 and $324,291). Amortization of equipment included in operating expenses was $1,336 and $3,629 during the three and nine months ended September 30, 2025 (2024 - $729 and $2,188).

The Company discontinued the use of certain equipment and recognized a loss on disposition of $32,033 during the year ended December 31, 2024.

During the year ended December 31, 2024, management determined that the agreement with the Company’s major customer would not be renewed and expire on March 31, 2025. The loss of this major customer was expected to significantly impact the Company’s revenue and financial position in the near term. As a consequence, the Company performed an impairment test. The Company recognized and determined the recoverable amount to be $656,441 using the value in use method. The Company applied a risk-adjusted discount rate of 50% in its impairment test. The Company recognized an impairment of $772,174 related to system analyzers and system hardware during the year ended December 31, 2024. The Company has impaired 100% of the equipment expected to be idle.

8

Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2025 and 2024

(Unaudited - Expressed in Canadian Dollars)

7. INTANGIBLE ASSETS

	Software	HealthTabTM	Corozon	Emerald	Total
	$	$	$	$	$
Cost
Balance, December 31, 2023	65,465	1	1	1	65,468
Additions	24,253	-	-	-	24,253
Balance, December 31, 2024	89,718	1	1	1	89,721
Additions	22,316	-	-	-	22,316
Balance, September 30, 2025	112,034	1	1	1	112,037

Accumulated Amortization
Balance, December 31, 2023	18,819	-	-	-	18,819
Amortization	11,755	-	-	-	11,755
Balance, December 30, 2024	30,574	-	-	-	30,574
Amortization	10,545	-	-	-	10,545
Balance, September 30, 2025	41,119	-	-	-	41,119

Carrying value
As at December 31, 2024	59,144	1	1	1	59,147
As at September 30, 2025	70,915	1	1	1	70,918

Amortization of software of $3,650 and $10,545 was included in cost of sales during the three and nine months ended September 30, 2025 (2024 - $2,808 and $8,289)

8. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The Company’s accounts payable and accrued liabilities consist of the following:

	September 30, 2025	December 31, 2024
	$	$
Trade accounts payable and accrued liabilities	35,606	255,965
GST payable	279	74,852
	35,885	330,817

9. LOANS PAYABLE

During the year ended December 31, 2020, the Company received a Canada Emergency Business Account loan of $40,000 to be repaid on or before December 31, 2024. The loan was interest-free until January 18, 2024. In January 2024, the Company repaid the loan principal of $30,000 and received loan forgiveness of $10,000, recorded as gain on settlement of debt.

9

Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2025 and 2024

(Unaudited - Expressed in Canadian Dollars)

10. SHARE CAPITAL

Authorized share capital

Authorized: Unlimited number of common shares without par value.

Issued share capital

There were no shares issued during the period ended September 30, 2025.

During the year ended December 31, 2024:

The Company issued 1,645,000 common shares upon exercise of stock options for gross proceeds of $86,600. $32,079, the fair value of the options was reclassified from reserves to share capital.

Stock options

The Company has adopted a fixed up to 20% incentive share purchase option plan under the rules of the Exchange pursuant to which it is authorized to grant options to acquire up to 19,970,000 common shares of the Company to executive officers, directors, employees and consultants. The options can be granted for a maximum term of ten years and generally vest either immediately or in specified increments of up to 25% in any three-month period.

The changes in stock options including those granted to directors, officers, employees and consultants are summarized as follows:

	Period ended September 30, 2025		Year ended December 31, 2024
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Beginning Balance	12,250,000	$0.22	10,350,000	$0.17
Options granted	4,100,000	$0.05	3,661,000	$0.28
Expired/Cancelled	(51,000)	$0.28	(116,000)	$0.09
Exercised	-	-	(1,645,000)	$0.05
Ending Balance	16,299,000	$0.18	12,250,000	$0.23
Exercisable	14,059,000	$0.18	10,269,500	$0.22

10

Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2025 and 2024

(Unaudited - Expressed in Canadian Dollars)

10. SHARE CAPITAL (continued)

Stock options (continued)

The following table summarizes information about stock options outstanding and exercisable as at September 30, 2025:

		Options
Exercise Price	Expiry date	Outstanding	Exercisable
$0.08	November 18, 2025	500,000	500,000
$0.08	December 8, 2025	710,000	710,000
$0.19	January 28, 2026	150,000	150,000
$0.25	March 22, 2026	1,800,000	1,800,000
$0.15	August 10, 2027	2,675,000	2,675,000
$0.15	August 12, 2027	100,000	100,000
$0.16	October 12, 2027	300,000	300,000
$0.28	May 15, 2028	1,803,000	1,803,000
$0.20	June 21, 2028	400,000	400,000
$0.20	September 15, 2028	140,000	140,000
$0.18	July 01, 2029	150,000	150,000
$0.18	July 01, 2029	150,000	150,000
$0.29	August 30, 2029	3,341,000	3,141,000
$0.05	June 12, 2030	4,080,000	2,040,000
		16,299,000	14,059,000

The weighted average remaining life of the stock options outstanding at September 30, 2025 is 2.85 years.

Share-based compensation

Share-based compensation of $51,506 and $241,720) was recognized during the three and nine months ended September 30, 2025 (2024 - $338,089 and $367,151), respectively, for stock options granted and/or vested during the period. Options issued to directors, officers and consultants of the Company vest quarterly over one year, however, the Board may change such provisions at its discretion or as required on a grant-by-grant basis.

Share-based payments for options granted and repriced were measured using the Black-Scholes option pricing model with the following assumptions:

	2025	2024
Expected life	3.69 years	3.69
Volatility	85.69%-92.75%	110%-115%
Dividend yield	0%	0%
Risk-free interest rate	2.70%-2.82%	2.68%-3.52%

Option pricing models require the use of highly subjective estimates and assumptions, including the expected stock price volatility. Changes in the underlying assumptions can materially affect the fair value estimates.

11

Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2025 and 2024

(Unaudited - Expressed in Canadian Dollars)

10. SHARE CAPITAL (continued)

Warrants

There were no warrants outstanding for the period ended September 30, 2025 and December 31, 2024.

Fair value of the finder’s warrants granted is measured using the Black-Scholes pricing model. Black-Scholes pricing models require the use of highly subjective estimates and assumptions, including the expected stock price volatility. Changes in the underlying assumptions can materially affect the fair value estimates.

11. GENERAL AND ADMINISTRATIVE EXPENSES

	Three months ended September 30		Nine months ended September 30
	2025	2024	2025	2024
	$	$	$	$
Bank service charges	2,510	1,634	7,015	9,229
Filing and registration fees	14,626	12,255	38,382	27,864
Insurance	18,016	22,213	57,201	70,888
Office maintenance	29,384	10,878	64,759	30,987
Payroll	21,744	18,766	59,425	56,458
Regulatory fees	234	243	4,585	867
Rent	20,069	8,400	38,608	18,700
Travel	11,964	880	80,319	90,180
Warranty expense	-	3,250	-	9,750
	118,547	78,519	350,294	314,923

12. RELATED PARTY TRANSACTIONS AND BALANCES

For the three and nine months ended September 30, 2025 and 2024, the Company recorded the following transactions with related parties:

a)	$5,400 and $16,200 in office rent (2024 – $5,400 and $9,700) to a company controlled by the Chief Technology Officer of the Company.

b)	$3,000 and $9,000 in office rent (2024 – $3,000 and $9,000) to a company controlled by the Chief Financial Officer of the Company.

c)	$5,275 and $10,384 for analyser quality control services (2024 - $117,448 and $317,978) to a company controlled by the Chief Executive Officer of the Company.

12

Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2025 and 2024

(Unaudited - Expressed in Canadian Dollars)

12. RELATED PARTY TRANSACTIONS AND BALANCES (continued)

Related party transactions not otherwise described in the condensed interim consolidated financial statements are shown below. The remuneration of the Company’s directors and other members of key management, who have the authority and responsibility for planning, directing and controlling the activities of the Company directly or indirectly, consist of the following:

	Three months ended September 30		Nine months ended September 30
Type of transaction	2025	2024	2025	2024
	$	$	$	$
Consulting fees	54,000	54,000	162,000	162,000
Management fees	27,000	54,000	126,000	162,000
Professional fees	32,100	32,100	96,300	96,300
Share-based compensation	31,267	248,882	156,447	269,597
	144,367	388,982	540,747	689,897

Management fees include $36,000 in severance fees paid to the former CEO of the Company. At September 30, 2025, there were no amounts due to related parties (December 31, 2024 - $nil).

13. CAPITAL DISCLOSURES

The Company includes Common shares, Options reserve and Warrants reserve in the definition of capital net of share issue costs. The Company’s objective when managing capital is to maintain sufficient cash resources to support its day-to-day operations. The availability of capital is solely through the issuance of the Company’s common shares. The Company intends to issue additional equity at such time when funds are needed and the market conditions become favorable to the Company. There are no assurances that funds will be made available to the Company when required. The Company makes every effort to safeguard its capital and minimize its dilution to its shareholders.

The Company is not subject to any externally imposed capital requirements. There were no changes in the Company’s approach to capital management during the period ended September 30, 2025.

14. SEGMENTED INFORMATION

At September 30, 2025 and 2024, the Company has only one reportable segment, being the HealthTabTM - Point of Care Business in Canada.

Revenue from the major customer was $Nil and $411,846 during the three and nine months ended September 30, 2025 (2024 - $1,158,444 and $3,327,957). The major customer purchased goods and services from the Company’s only reportable segment HealthTabTM - Point of Care Business. The agreement with the major customer expired on March 31, 2025. The loss of this major customer will significantly impact the Company’s future revenue and financial position, unless additional revenue sources are secured in a timely manner.

15. SUPPLEMENTAL CASH FLOW INFORMATION

There were no non-cash transactions during the period ended September 30, 2025 and 2024.

13

Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2025 and 2024

(Unaudited - Expressed in Canadian Dollars)

16. FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT

The Company’s financial instruments include cash and cash equivalents, term deposit, accounts receivable, accounts payable and loans payable. The Company’s risk management policies are established to identify and analyze the risks faced by the Company, to set appropriate risk limits and controls, and to monitor risks and adherence to market conditions and the Company’s activities. The Company has exposure to credit risk, liquidity risk and market risk as a result of its use of financial instruments.

This note presents information about the Company’s exposure to each of the above risks and the Company’s objectives, policies and processes for measuring and managing these risks. Further quantitative disclosures are included throughout the consolidated financial statements. The Board of Directors has overall responsibility for the establishment and oversight of the Company’s risk management framework. The Board has implemented and monitors compliance with risk management policies.

a) Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises primarily from the Company’s cash and cash equivalents and accounts receivable. The Company’s cash and cash equivalents are held through a large Canadian financial institution. The Company does not have financial assets that are invested in asset-backed commercial paper.

The Company performs ongoing credit evaluations of its accounts receivable but does not require collateral. The Company establishes an allowance for expected credit losses based on the credit risk applicable to particular customers and historical data.

Approximately 48% of trade receivables are due from one customer at September 30, 2025 (December 31, 2024 – 97% from one customer).

b) Liquidity risk

Liquidity risk is the risk that the Company will incur difficulties meeting its financial obligations as they are due. The Company’s approach to managing liquidity is to ensure, as far as possible, that it will have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions without incurring unacceptable losses or risking harm to the Company’s reputation. Liquidity risk has been assessed as moderate.

The Company monitors its spending plans, repayment obligations and cash resources, and takes actions with the objective of ensuring that there is sufficient capital in order to meet short-term business requirements. To facilitate its expenditure program, the Company raises funds primarily through public equity financing. Please refer to note 13 to these condensed interim consolidated financial statements regarding the Company’s strategy to raise the funds through equity.

Contractual undiscounted cash flow requirements for financial liabilities as at September 30, 2025 are as follows:

	Carrying value	Contractual Cash flows	Within 1 year	1 - 5 Years
	$	$	$	$

Trade accounts payable	35,606	35,606	35,606	-
	35,606	35,606	35,606	-

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Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2025 and 2024

(Unaudited - Expressed in Canadian Dollars)

16. FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (continued)

c) Market risk

Market risk for the Company consists of currency risk and interest rate risk. The objective of market risk management is to manage and control market risk exposure within acceptable limits, while maximizing returns.

Currency risk

Foreign currency risk is the risk that the fair value or future cash flows will fluctuate as a result of changes in foreign exchange rates. As all of the Company’s purchases and sales are denominated in Canadian dollars, and it has no significant cash balances denominated in foreign currencies, the Company is not exposed to foreign currency risk at this time.

Interest rate risk

Interest rate risk is the risk that fair values or future cash flows will fluctuate as a result of changes in market interest rates. In respect of financial assets, the Company’s policy is to invest cash at fixed interest rates and cash reserves are to be maintained in cash equivalents in order to maintain liquidity, while achieving a satisfactory return for shareholders. The Company is not exposed to significant interest rate risk.

d) Fair values of financial instruments

The fair value hierarchy establishes three levels to classify the inputs to valuation techniques used to measure fair value. The three levels of the fair value hierarchy are described below:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities and amounts resulting from direct arm’s length transactions.

Cash and cash equivalents are valued using quoted market prices or from amounts resulting from direct arm’s length transactions. As a result, these financial assets have been included in Level 1 of the fair value hierarchy.

The fair values of financial assets and financial liabilities are determined as follows:

Cash and cash equivalents are measured at fair value on a recurring basis using a level 1 measurement. The carrying amounts of accounts receivable, accounts payable, and loans payable are of approximate fair value due to their short-term maturity or current market rates for similar instruments.

Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly, for substantially the full contractual term. Derivatives are included in Level 2 of the fair value hierarchy as they are valued using price models. These models require a variety of inputs, including, but not limited to, contractual terms, market prices, forward price curves, yield curves and credit spreads.

Level 3: Inputs for the asset or liability are not based on observable market data.

17. REVENUE

For the three and nine months ended September 30, 2025 revenues earned are comprised of lease and service of $15,924 and $452,923 (2024 –$596,075 and $1,740,728) and sale of products of $21,756 and $47,510 (2024 –$599,047 and $1,623,907). For the period ended September 30, 2025, and December 31, 2024 the Company had one major customer from whom revenues were earned. Please refer to note 14 to this financial statement for the details regarding revenue from the major customer.

18. SUBSEQUENT EVENTS

On November 18, 2025, 500,000 stock options with an exercise price of $0.08 expired unexercised.

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